Exhibit 5.1

                                 (612) 340-5581

September 16, 1997


SAC Technologies, Inc.
4444 West 76th Street, Suite 600
Edina, Minnesota  55435

         Re: Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted on behalf of SAC Technologies, Inc. (the "COMPANY") in connection with a Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") filed by the Company with the Securities and Exchange Commission relating to the registration of shares of the Company's $.01 par value Common Stock (the "COMMON STOCK") with respect to Selling Shareholders in the aggregate amount of 750,000 shares of Common Stock. Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

         2. The 750,000 shares of Common Stock registered in the Registration Statement, when sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        DOHERTY, RUMBLE & BUTLER,
                                        PROFESSIONAL ASSOCIATION


                                        By /s/ Stephen E. Smith
                                           -------------------------------------
                                           Stephen E. Smith